Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Accuray Incorporated 1993 Stock Option Plan and 1998 Equity Incentive Plan, of our report dated November 7, 2006 with respect to the consolidated financial statements of Accuray Incorporated for the year ended June 30, 2006 contained in the Registration Statement of Accuray Incorporated on Form S-1 filed with the Securities and Exchange Commission on February 7, 2007.

/s/ Grant Thornton LLP

San Francisco, California

March 8, 2007